Cover Letter to Offer to Purchase and Letter of Transmittal

Exhibit A

Cover Letter to Offer to Purchase and Letter of Transmittal

If You Do Not Want to Sell Your Shares at This Time,

Please Disregard This Notice.

This Is Solely Notification of the Fund’s Tender Offer.

December 16, 2008

Dear Alternative Investment Partners Absolute Return Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Alternative Investment Partners Absolute Return Fund (the “Fund”). If you are not interested in tendering any of your shares in the Fund (“Shares”) for purchase by the Fund at this time, please disregard this notice and take no action.

PLEASE NOTE: THIS IS THE FIRST TENDER OFFER TO OCCUR SINCE THE FUND CHANGED THE TIMING OF KEY DATES IN THE TENDER OFFER PROCESS. TENDER OFFERS NOW COMMENCE 105 DAYS BEFORE QUARTER-END (NOT 75 DAYS BEFORE). SO, FOR THIS TENDER OFFER (THE MARCH 31, 2009 OFFER), THE “COMMENCEMENT DATE” IS DECEMBER 16, 2008 (NOT JANUARY 15, 2009). SIMILARLY, THE “NOTICE DATE” BY WHICH YOU MUST NOTIFY THE FUND OF YOUR DECISION TO TENDER SHARES IS NOW 75 DAYS BEFORE QUARTER-END (NOT 45). SO, FOR THIS OFFER, THE NOTICE DATE IS JANUARY 15, 2009 (NOT FEBRUARY 16, 2009).

THEREFORE, the tender offer period will begin on December 16, 2008. While tenders of Shares may be withdrawn until 12:00 midnight, Eastern time, on January 26, 2009, tenders of Shares must be submitted no later than January 15, 2009. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender any of your Shares for purchase by the Fund during this tender offer period please complete and return the enclosed Letter of Transmittal in the enclosed envelope no later than January 15, 2009. If you do not wish to sell your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ALL OR ANY PORTION OF YOUR SHARES AT THIS TIME.

All tenders of Shares must be received by the Fund, either by mail or by fax, in good order no later than January 15, 2009.

If we may be of further assistance, please contact us by calling one of our dedicated account representatives at (800) 421-7572, Monday through Friday (except holidays), from 8:00 a.m. to 5:00 p.m., Central time.

Sincerely,

Alternative Investment Partners Absolute Return Fund

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